SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ----------------------------


                                  SCHEDULE 13G
                     UNDER THE SECURITIES EXCHANGE OF 1934

                               (AMENDMENT NO. 2)

                             Infowave Software, Inc.
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                                (Name of Issuer)



                                  Common Shares
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                         (Title of Class of Securities)



                                   456925 10 6
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                                 (CUSIP Number)


                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

CUSIP No.                              13G                     Page 2 of 9 Pages
456925 10 6

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Jim McIntosh
--------------------------------------------------------------------------------

2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------

3     SEC Use Only
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4     Citizenship Or Place Of Organization
      Canada
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                5     Sole Voting Power
 NUMBER OF            838,275
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          3,170,456
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               838,275
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           3,170,456
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      4,008,731
--------------------------------------------------------------------------------

10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

--------------------------------------------------------------------------------

11    Percent Of Class Represented By Amount In Row 9
      16.74%
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12    Type Of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP No.                              13G                     Page 3 of 9 Pages
456925 10 6

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Gary McIntosh
--------------------------------------------------------------------------------

2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------

3     SEC Use Only
--------------------------------------------------------------------------------

4     Citizenship Or Place Of Organization
      Canada
--------------------------------------------------------------------------------
                5     Sole Voting Power
 NUMBER OF            48,733
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          3,150,756
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               48,733
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           3,150,756
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned By Each Reporting Person
      3,199,489
--------------------------------------------------------------------------------

10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

--------------------------------------------------------------------------------

11    Percent Of Class Represented By Amount In Row 9
      13.65%
--------------------------------------------------------------------------------

12    Type Of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP No.                              13G                     Page 4 of 9 Pages
456925 10 6
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Item 1  (a).  Name of Issuer:
              Infowave Software, Inc.

Item 1  (b).  Address of Issuer's Principal Executive Offices:
              Suite 200, 4664 Lougheed Highway
              Burnaby, British Columbia
              Canada  V5C 5T5

Item 2  (a).  Name of Person Filing:
              (x) Jim McIntosh
              (y) Gary McIntosh

Item 2  (b).  Address of Principal Business Office or, if None, Residence:
              (x) Suite 200, 4664 Lougheed Highway
                  Burnaby, British Columbia
                  Canada  V5C 5T5
              (y) Suite 200, 4664 Lougheed Highway
                  Burnaby, British Columbia
                  Canada  V5C 5T5

Item 2  (c).  Citizenship:
              (x) Canada
              (y) Canada

Item 2  (d).  Title of Class of Securities:
              Common Shares

Item 2  (e).  CUSIP Number:
              456925 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:
                Not applicable

CUSIP No.                              13G                     Page 5 of 9 Pages
456925 10 6
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Item 4.   Ownership.

          (a)  Amount beneficially owned:
               (x) 4,008,731 common shares
               (y) 3,199,489 common shares

          (b)  Percent of class:
               (x) 16.74%
               (y) 13.65%

          (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote
                        (x) 838,275 common shares which includes:
                            - 500,041 common shares issuable pursuant to
                              stock options under the Issuer's Stock Option Plan that are exercisable within 60 days of December 31, 2001.
                        (y) 48,733 common shares

              (ii)  Shared power to vote or to direct the vote
                        (x) 3,170,456 common shares which includes:
                            - 3,150,756 common shares held by 529452 BC Ltd., a
                              company wholly owned by Jim McIntosh and Gary McIntosh as follows:
                                                             Jim       Gary
                                                           McIntosh   McIntosh
                                                           --------   --------
                              Class A Voting Shares           51         49
                              Class B Non-Voting Shares       51         49
                              Class C Preferred Shares        --      1,000
                              Class D Preferred Shares     1,000         --
                          - 19,700 common shares held by Denise McIntosh, the
                            spouse of Jim McIntosh
                        (y) 3,150,756 common shares held by 529452 BC Ltd.

              (iii) Sole power to dispose or to direct the disposition of
                        (x) 838,275 common shares which includes:
                            - 500,041 common shares issuable pursuant to
                              stock options under the Issuer's Stock Option Plan that are exercisable within 60 days of December 31, 2001.
                        (y) 48,733 common shares

              (iv)  Shared power to dispose or to direct the disposition of
                        (x) 3,170,456 which includes:
                            - 3,150,756 common shares held by 529452 BC Ltd.
                            - 19,700 common shares held by Denise McIntosh
                        (y) 3,150,756 common shares held by 529452 BC Ltd.

CUSIP No.                              13G                     Page 6 of 9 Pages
456925 10 6
--------------------------------------------------------------------------------



Item 5.   Ownership of Five Percent or Less of a Class.
                Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                Not applicable

Item 8.   Identification and Classification of Members of the Group.
                Not applicable

Item 9.   Notice of Dissolution of Group.
                Not applicable

Item 10.  Certification.
                Not applicable

CUSIP No.                              13G                     Page 7 of 9 Pages
456925 10 6
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      /s/ Jim McIntosh
                                      -----------------------------------------
                                      Jim McIntosh

                                      Date:  February 5, 2002

CUSIP No.                              13G                     Page 8 of 9 Pages
456925 10 6
--------------------------------------------------------------------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      /s/ Gary McIntosh
                                      -----------------------------------------
                                      Gary McIntosh

                                      Date:  February 5, 2002

                                   EXHIBIT A

                           Agreement of Joint Filing
                            Infowave Software, Inc.
                                 Common Shares


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     IN WITNESS WHEREOF, the undersigned hereby execuite this Agreement as of February 5, 2002.



/s/ Jim McIntosh
--------------------------------
Jim McIntosh



/s/ Gary McIntosh
--------------------------------
Gary McIntosh